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                                                                EXHIBIT (c)(19)

                             IMPORTANT ANNOUNCEMENT
                                 Regarding the
                      Anthem, Acordia and ABI 401(k) Plans
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                                                                   June 2, 1997

Anthem and Acordia announced today that the two companies have entered into a merger agreement under which Anthem will offer to purchase all outstanding shares of Acordia stock owned by persons other than Anthem. As a participant in the 401(k) plan, you will be affected if you own any Acordia stock through the plan.

401(k) PARTICIPANTS WHO DO NOT OWN ACORDIA STOCK

   No action is required, if you do not have your 401(k) contributions invested in the Acordia Stock Fund. You should simply be aware that effective June 2, 1997, no further investments in Acordia stock will be permitted.

IF YOUR 401(k) INVESTMENT ELECTIONS INCLUDE ACORDIA STOCK

   Effective June 2, 1997, no further investments in Acordia Stock will be permitted. All contributions that would have normally been deposited to the Acordia Stock Fund will be placed in the Vanguard Money Market Reserve - U.S. Treasury Portfolio Fund.

   Effective June 6, 1997, investment elections still in Acordia stock will be deposited in the Vanguard Money Market Reserve - U.S. Treasury Portfolio Fund. You must change your future investment elections no later than noon (Central Time) on Friday, June 6, 1997 if you do not want any contributions deposited in the Vanguard Money Market Reserve - U.S. Treasury Portfolio Fund. You must call InvestElect at the number below to change your investment elections.

IF YOUR 401(k) EXISTING BALANCE IS CURRENTLY INVESTED IN ACORDIA STOCK

   Effective June 2, 1997, no transfers into or out of the Acordia Stock Fund will be permitted. You will receive an official tender offer, "in the next two weeks, that will offer you a set price for the Acordia stock you hold in your 401(k) account. Your shares will be converted to cash at the closing of the tender offer and your entire Acordia Stock" account will be transferred to the Vanguard Money Market Reserve - U.S. Treasury Portfolio Fund.

   You will be permitted to transfer this money to any of the remaining investment funds, after the Vanguard Money Market Reserve - U.S. Treasury Portfolio Fund receives it.


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Please keep in mind that your HR Representative and InvestElect will not have information regarding the tender offer. Your tender offer packet will contain information and a contact telephone number for your questions.

To make investment changes in your 401(k) account, please contact InvestElect at:

                       Anthem Employees   1-800-491-2753
                       Acordia Employees  1-800-213-3609
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